Exhibit 99-1

ICI MUTUAL INSURANCE COMPANY

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 16

INSURED	BOND NUMBER

Pioneer Investment Management USA Inc.	87002107B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

June 16, 2008	July 31, 2007 to July 31, 2008	/S/ Matthew Link

In consideration of the premium charged for this Bond, and notwithstanding Item 1 of the Declarations, Name of Insured, or any other Rider to this Bond, it is hereby understood and agreed that the following shall not be Insureds under this Bond:

Pioneer Institutional Asset Management, Inc.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.